UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2010

BENEFICIAL MUTUAL BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

United States	1-33476	56-2480744
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

510 Walnut Street, Philadelphia, Pennsylvania 19106
(Address of principal executive offices) (Zip Code)

(215) 864-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2010, Beneficial Mutual Bancorp, Inc. (the “Company”), the holding company for Beneficial Bank (the “Bank”), issued a press release announcing that Thomas D. Cestare has been named Executive Vice President and Chief Financial Officer of the Company and the Bank.  Prior to joining the Company and Bank, Mr. Cestare served as Executive Vice President of Sovereign Bancorp, Inc.  Mr. Cestare is a certified public accountant who was a Partner with the public accounting firm of KPMG LLP prior to joining Sovereign Bancorp in 2005.

In connection with his appointment as Executive Vice President and Chief Financial Officer of the Company and Bank, Mr. Cestare entered into an employment agreement with the Company and Bank on June 16, 2010.  The initial term of the employment agreement will begin on July 6, 2010 and end on May 20, 2012.  The term of the agreement may be extended annually by the Company’s and Bank’s Board of Directors.  Mr. Cestare’s initial base salary under the employment agreement is $325,000.  The employment agreement also provides for participation in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their employees, including discretionary bonuses, participation in medical, dental, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits described in the agreement.  In addition, the employment agreement provides that Mr. Cestare will receive a $75,000 lump sum signing bonus, less applicable withholding, payable 90 days after his first day of employment with the Company and Bank, provided he is still employed by the Company and the Bank on that date.

In accordance with the terms of the employment agreement, Mr. Cestare will also be awarded 2,500 shares of restricted stock and a non-statutory option to purchase 2,500 shares of Company common stock under the Company’s 2008 Equity Incentive Plan.  These equity awards will vest ratably over a five year period commencing one year from the date of grant.

Pursuant to the employment agreement, upon termination of Mr. Cestare’s employment for cause, as defined in the agreement, Mr. Cestare will receive no further compensation or benefits under the agreement.  If the Company or the Bank terminates Mr. Cestare for a reason other than cause, or if Mr. Cestare resigns after the occurrence of specified circumstances that constitute constructive termination, Mr. Cestare or, upon his death, his beneficiary, will receive a severance benefit equal to the sum of two (2) times the sum of (i) his then current base salary and (ii) the most recent bonus paid to him by the Company and/or the Bank, payable ratably over a two (2) year period.  In addition, Mr. Cestare shall receive continued medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Company and the Bank during the twenty-four (24) month period following his termination.

Under the employment agreement, if Mr. Cestare is involuntarily terminated, or terminated voluntarily under certain circumstances specified in the agreement, within one year of a change in control, as defined in the agreement, he will receive a lump sum cash payment equal to three (3) times the sum of (i) his base salary and (ii) the most recent bonus paid to him by the Company and/or the Bank.  Additionally, in such event, Mr. Cestare shall, for a thirty-six (36) month period following termination of his employment, receive continued medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Bank during such period.  The employment agreement provides for the reduction of change in control payments to Mr. Cestare to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which otherwise would result in the imposition of a 20% excise tax under Section 4999 of the Code.

Upon termination of employment (other than involuntary termination in connection with a change in control), Mr. Cestare will be required to adhere to a one-year non-competition provision.  In addition, the agreement provides that the Company and the Bank will pay all reasonable costs and legal fees of Mr. Cestare in relation to the enforcement of the employment agreement, provided that Mr. Cestare succeeds on the merits in a legal judgment, arbitration proceeding or settlement.  The employment agreement also provides for the indemnification of Mr. Cestare to the fullest extent legally permissible.

A copy of the employment agreement is attached to this Report as Exhibit 10.1 and is incorporated herein by reference.

For more information, reference is made to the Company’s press release dated June 17, 2010, a copy of which is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Number	Description

	10.1	Employment Agreement, dated June 16, 2010 by and between Beneficial Mutual Bancorp, Inc., Beneficial Bank and Thomas D. Cestare

	99.1	Press Release dated June 17, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BENEFICIAL MUTUAL BANCORP, INC.

Date: June 17, 2010	By:	/s/ Amy J. Hannigan
Amy J. Hannigan
Senior Vice President and Chief
Accounting Officer